AGREEMENT

           AGREEMENT made this 31st day of July, 2002 by and between NEW SKY COMMUNICATIONS, INC., a New York corporation with offices at 300 Bausch and Lomb Place, Rochester, New York 14604, hereinafter referred to as "New Sky" and THOMAS M. WICKER, residing at 5908 Stone Hill Road, Livonia, New York 14487, hereinafter referred to as "Wicker."

           WHEREAS Wicker is desirous of transferring to New Sky all of his right, title and interest in certain patents and contracts, all of the outstanding stock in Thomas M. Wicker Enterprises, Inc. and being employed by New Sky and New Sky is desirous of employing the services of Wicker;

           NOW, the parties hereto covenant and agree as follows:

           1. ASSIGNMENT OF CONTRACTS, PATENT RIGHTS AND CORPORATE STOCK. Wicker does hereby sell, assign and convey to New Sky all of his right, title and interest in all contracts, patents and trade secrets relating to security paper and anti-counterfeiting technology owned, held or controlled by Wicker, including, but not limited to those set forth in Schedule A annexed hereto and made a part hereof. In addition, Wicker shall sell, assign and convey to New Sky all of the outstanding stock of Thomas M. Wicker Enterprises, Inc.

           2. CONSIDERATION. In consideration of the foregoing, New Sky shall grant to Wicker 1,000,000 unregistered, restricted common shares of New Sky Communications, Inc.

           3. EMPLOYMENT. New Sky shall employ Wicker for an initial salary of $52,000.00 per year. The term of employment shall be two (2) years unless sooner terminated according to the terms of this Agreement. If this employment has not been terminated in accordance with the provisions hereof, the employment of Wicker shall be deemed automatically renewed and extended thereafter, for additional two (2) year terms, until terminated in accordance with the provisions hereof. Wicker's employment shall commence upon the completion of the conditions precedent set forth herein. The provisions of Section 7 hereof shall survive any termination or assignment of this Agreement.

           4. DUTIES. Wicker's duties under this Agreement shall include, but not be limited to, serving as an officer and member of the Board of Directors of New Sky Communications, Inc. and/or Lester Levin, Inc., if either company so elects; selling and marketing, in conjunction and cooperation with Patrick White and Lester Levin, Inc. d/b/a Patrick Printing, printing services, and security paper and anti-counterfeiting related products developed and to be developed in the future by Wicker; and create exclusively for New Sky future proprietary printing, security paper and anti-counterfeiting products, containing patented, patent pending and future patentable intellectual property; and providing consulting services to third parties through New Sky and upon the direction of New Sky. The parties hereto agree that all future proprietary intellectual property or technology developed during the term of Wicker's employment by New Sky shall be deemed to be developed by Wicker for New Sky on a work-for-hire basis and all right, title and interest in such intellectual property and technology shall be the sole and exclusive property of New Sky.



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           5. CONDITIONS PRECEDENT. This Agreement shall be subject to the following conditions precedent and shall not commence until the completion of such conditions: (1) New Sky and Lester Levin, Inc. completing an acquisition of all of the corporate stock of Lester Levin, Inc. for common shares of New Sky upon terms and conditions to be agreed upon between those parties and (2) New Sky completing a private placement of 3,000,000 of its common shares.

           6. WARRANTIES AND REPRESENTATIONS. Wicker warrants and represents the following:

                    a) Wicker is the sole and exclusive owner and holder of the right, title and interest in the patents, trade secrets and intellectual property set forth in Schedule A annexed hereto and that the attached Schedule contains all patents, trade secrets and intellectual property rights in which Wicker has an interest as of the date of this Agreement and that such rights are not subject to any assignment, claim, judgment, defense, set-off, lien or encumbrance.

                    b) The rendering of services by Wicker to New Sky hereunder is free and unencumbered by any and all claims by or agreements with any other parties.

                    c) Wicker owns free and clear all of the outstanding stock of Thomas M. Wicker Enterprises, Inc., the stock is fully paid, non-assessable and there exist no outstanding agreements, claims, liens or encumbrances which would interfere with or restrict the assignment or conveyance of such shares and the enjoyment of full rights thereof by New Sky.


           7. RESTRICTIVE COVENANT.

                    a) Wicker acknowledges that the services he shall perform for New Sky are an integral part of the business of New Sky, and that if Wicker renders services similar to those rendered to New Sky hereunder, for two (2) years after the termination of the employment relationship with New Sky the same shall cause New Sky significant financial detriment which could not be precisely determined at the time. Therefore, Wicker acknowledges that he has been advised and herewith agrees that the restrictive covenant contained within this paragraph is a specific condition of employment, and that New Sky has specifically stated that the employment provided for in this contract would not be offered to Wicker if he did not consent to and execute this restrictive covenant.

                    b) In the event of the termination of Wicker's relationship with New Sky for any reason whatsoever, and regardless of whether the employment is terminated by New Sky or Wicker, Wicker agrees that he shall not engage in rendering services the same or similar to those rendered to New Sky hereunder and set forth in Section 4 above, directly or indirectly, for a period of two
(2) years following the termination of this Agreement. This covenant shall not apply if there is a material and willful breach of any term of this Agreement by New Sky.



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

                    c) Wicker agrees that the contents of this Agreement and any information obtained regarding the business practices and methods of New Sky are confidential, including but not limited to, any and all patents, technology or trade secrets transferred to, or developed for, New Sky by Wicker pursuant to this Agreement, and shall not be disclosed or discussed with any third party unless required by law.

           8. DOCUMENT EXEXCUTION. Wicker agrees to execute any and all instruments and documentation deemed necessary by New Sky, in its sole discretion, to effectuate the conveyances and assignments set forth in this Agreement, including but not limited to, assignments of interests in patents and trade secrets.

           9. APPARENT AUTHORITY. Wicker shall have no authority to contract for or obligate New Sky in any respect except that provided in writing by New Sky.

           10. REPRESENTATIVES. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective assigns, successors, heirs and legal representatives, but neither this Agreement nor any of the rights hereunder shall be assignable by Wicker, his personal representatives or beneficiaries, as they constitute unique personal services.

           11. GOVERNING LAW. This Agreement is deemed made and executed in the State of New York and the Supreme Court of that State, in and for the County of Monroe, is hereby deemed to be the sole and convenient forum for the resolution of disputes under this Agreement. The parties hereto agree that, except for any and all remedies available under Section 7 herein, the parties shall seek money damages only for any dispute under this Agreement and shall not seek injunctive relief nor in any manner interfere with, hinder or delay the business operations and exploitation of intellectual property of the other party.

           12. INDEMNIFICATION. Each party hereto agrees to indemnify and hold harmless the other, its agents and employees, against each and every claim, demand, loss, liability, damage or expense (including without limitation, any settlement payment, reasonable attorneys' fees and other expenses incurred in litigation or settlement of any claim) of whatever nature suffered by the other party arising out of or in connection with the conduct of that party prior to the commencement of this Agreement, or any breach or misrepresentation contained in this Agreement or in any exhibit, certificate or document required to be furnished in connection with or pursuant to this Agreement.


                                          NEW SKY COMMUNICATIONS, INC.
        SEAL

                                          By: /S/ E. ANTHONY WILSON
                                              ---------------------
                                                President


                                          /S/ THOMAS M. WICKER
                                          --------------------
                                          Thomas M. Wicker



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                                   SCHEDULE A

1) All contract rights with AdlerTech International, Inc. by Wicker and Thomas
M. Wicker Enterprises, Inc.

2) Six percent (6%) ownership interest in so-called "non-replicable document and method"- U.S. Patent No. 2,045,500. Wicker retains one percent (1%) ownership interest.

3) Twenty-four percent (24%) ownership in so-called "Wicker 2000 system" or "security documents with multi-angled voids"- U.S. Patent No. 5,707,083 and European Patent No.0455750. Wicker retains one percent (1%) ownership interest.

4) Any and all rights existing now or in the future for so-called "HALO system"-patents pending.

5) Six percent (6%) of gross on so-called "Ralph Wicker currency anti-counterfeiting system"- U.S. Patent No. 5,735,547. Wicker retains one percent (1%) ownership interest.









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